EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Wegener Corporation
Johns Creek, Georgia

We hereby consent to the incorporation by reference in the Registration Statements (File No. 33-45390, No. 33-42007, No. 333-08017, No. 33-27527, No. 333-29887, No. 33-51205, and No. 333-29889) of Wegener Corporation of our reports dated November 25, 2009, relating to the consolidated financial statements and schedule appearing in the Company’s Annual Report on Form 10-K for the year ended August 28, 2009.  Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Atlanta, Georgia	BDO Seidman, LLP
November 25, 2009